Exhibit 10.1

CORNERSTONE OnDEMAND, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of May 1, 2020 by and between Cornerstone OnDemand, Inc., a Delaware corporation (the “Company”), and Phil Saunders (“Executive”). Upon the Effective Date (as defined below), this Agreement amends and restates in its entirety the Employment Agreement by and between the Company and Executive entered into as of February 24, 2020 (such agreement, the “Prior Agreement”).

RECITALS

WHEREAS, the Company wishes to retain the services of Executive and Executive wishes to be employed with the Company on the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the foregoing recital and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

1.    Effective Date. The effective date of this Agreement and Executive’s start date of employment pursuant to the terms of this Agreement will be May 11, 2020 (the “Effective Date”).

2.    Duties and Scope of Employment. Commencing on June 15, 2020, Executive will serve as the Company’s Chief Executive Officer and will report to the Company’s Board of Directors (the “Board”). Executive shall have the authority generally allowed to persons discharging the duties of such position. Executive shall perform his duties faithfully and satisfactorily to the performance standards reasonably expected of a person in such position. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board. Executive will devote substantially his full business efforts and time to the performance of Executive’s duties hereunder, provided however, that Executive may serve on outside board positions or provide other advisory services that are not competitive with the Company subject to the requirement that such service on outside boards of directors or advisory services do not materially interfere with Executive’s performance of his duties under this Agreement and the Board approves such board membership or advisory services (which will not be unreasonably withheld). Executive’s principal place of employment shall be at his home located in [***], but Executive shall travel to the Company’s offices located in Santa Monica, California as often as required to perform Executive’s duties and/or as requested by the Board.

3.    Board Membership. Executive will be appointed to serve as a member of the Board as of July 1, 2020. At each annual meeting of the Company’s stockholders while Executive is the Company’s Chief Executive Officer upon which Executive’s term as a Board member is scheduled to expire, the Company will nominate Executive to serve as a member of the Board. Executive’s continued service as a member of the Board will be subject to any required stockholder approval.

4.    At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated by the Company at any time with or without cause or with or without notice. However, as described in the Change of Control Severance Agreement (the “CoC Agreement”) entered into between Executive and the Company, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment following the Effective Date, subject to the terms and conditions of the CoC Agreement.

5.    Compensation.

(a)    Base Salary. Executive shall receive an annual base salary of $500,000 (the “Base Salary”) payable in accordance with the Company’s normal payroll practices and subject to the usual, required withholdings. Executive’s salary will be subject to review and any adjustments will be made based upon the Company’s normal performance review practice.

(b)    Performance Bonus. Executive will be eligible for an annual performance bonus with a target level of 100% of his Base Salary based upon performance criteria as established by the Compensation Committee of the Board (the “Compensation Committee”) and subject to the terms and conditions of the Company’s executive bonus plan for the applicable fiscal year. Any earned bonus will be paid as soon as practicable after the Board or the Compensation Committee determines that the bonus has been earned, but in no event will the bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the bonus is earned or (ii) March 15 following the calendar year in which the bonus is earned.

(c)    Additional Bonus. In addition to any performance bonus that Executive may become entitled to receive pursuant to Section 5(b), and subject to Executive’s continued employment as the Company’s Chief Executive Officer through the one (1) year anniversary of the Effective Date, Executive will receive a one-time bonus of $550,000, less applicable tax withholdings, to be paid within thirty (30) days following that anniversary date.

(d)    Equity Awards.

(i)    Restricted Stock Units. Subject to the approval of the Compensation Committee, following the Effective Date, Executive will be granted an award of restricted stock units based on a target value of $2,000,000 (the “Initial RSU Award”) pursuant to the terms of the Company’s 2010 Equity Incentive Plan (the “Equity Plan”). Except in the case of accelerated vesting upon certain terminations of employment as set forth in the CoC Agreement, the Initial RSU Award will vest as follows: 40% of the shares subject to the Initial RSU Award will vest on the first annual anniversary of the vesting commencement date, and 20% of the shares subject to the Initial RSU Award will vest on each annual anniversary thereafter, in each case subject to Executive continuing to be a “Service Provider” (as defined in the Equity Plan) through each scheduled vesting date. In addition, and subject to the approval of the Compensation Committee, following the Effective Date, Executive will be granted one additional award of restricted stock units based on a target value of $3,000,000 (the “Initial PSU Award”) and a second, additional award of restricted stock units based on a target value of $500,000 (the “Supplemental PSU Award”) (together, the “PSU Awards”). The vesting requirements applicable to the PSU Awards will be performance-based, and the performance metrics for the PSU Awards will be determined by the Company with the vesting period for the PSU Awards not to exceed three (3) years; provided, however that a minimum of $750,000 in target value of the PSU Awards will become eligible to be earned within the first two (2) years of the vesting period.

(ii)    Additional Award. Subject to the approval of the Compensation Committee, following the Effective Date, Executive will be granted an award of restricted stock units with a value of $1,150,000 with the actual number of restricted stock units subject to the award equal to that value divided by the closing price per share of the Company’s common stock on the date of grant, rounded down to the nearest whole restricted stock unit (the “Additional Award”). Except in the case of accelerated vesting upon certain terminations of employment as set forth in the CoC Agreement, the Additional Award will be scheduled to vest as to 100% of the Matching RSUs on the one (1) year anniversary of the grant date of the Additional Award subject to Executive continuing to be a Service Provider through the scheduled vesting date and Executive continuing to own the Matching Shares described below. For purposes of this Agreement, “Matching RSUs” will mean a number of restricted stock units subject to the Additional Award that is equal to the number of shares of the Company’s common stock that Executive purchases on the open market during the period between the grant date of the Additional Award and June 16, 2020 (the “Matching Shares”). Any restricted stock units subject to the Additional Award that do not become Matching RSUs as of June 16, 2020, will immediately terminate and be cancelled and Executive will have no further rights with respect to those restricted stock units.

(iii)    Terms of Awards. The Initial RSU Award, the PSU Awards and the Additional Award each will be subject to the terms and conditions of the Equity Plan and to a restricted stock unit agreement consistent with the terms of this Agreement by and between Executive and the Company, each of which documents are incorporated herein by reference.

(iv)    Additional Future Equity Awards. Executive will be eligible to receive awards of stock options, restricted stock units or other equity awards covering shares of Company common stock pursuant to any plans or arrangements the Company may have in effect from time to time, including but not limited to any focal grants. The Board or the Compensation Committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

6.    Other Benefits. Executive shall be entitled to participate in executive benefit plans and programs of the Company, if any, on the same terms and conditions as other similarly-situated employees to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

7.    Vacations; Holidays, Sick Days. Executive shall be entitled to annual paid vacation, paid holidays, and paid sick leave in accordance with the Company’s applicable policies, which may change from time to time.

8.    Change of Control Agreement. Executive and the Company have entered into the CoC Agreement and such document is incorporated herein by reference.

9.    Expenses. The Company will reimburse Executive for standard business expenses pursuant to the Company’s standard policies in effect from time to time. In addition, the Company shall reimburse Executive for tax preparation expenses paid to Deloitte LLP and its affiliates with respect to Executive’s personal tax returns for the 2019 calendar year in a manner consistent with past practice during Executive’s employment with Saba Software, Inc., not to exceed $5,000 per year. In the event that any expense reimbursements are taxable to Executive, such reimbursements will be made in the time frame specified by Treasury Regulation Section 1.409A-3(i)(1)(iv) unless another time frame that complies with or is exempt from “Section 409A” (as defined below) is specified in the Company’s expense reimbursement policy.

10.    Section 409A. It is the intent of this Agreement to be exempt from or comply with the requirements of Section 409A (as defined below) so that none of the payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms in this Agreement will be interpreted to be so exempt or so comply. Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term for purposes of Section 409A, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (a) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service”, and (b) the date of Executive’s death, to the extent required under Section 409A. In no event will the Company reimburse Executive for any taxes imposed or other costs incurred as a result of Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Executive. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any state law equivalent.

11.    Proprietary Information and Inventions Agreement. Executive has entered into the Company’s standard Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”), which agreement is incorporated herein by reference.

12.    No Conflict. Executive represents and warrants that his employment by the Company as described herein shall not conflict with and will not be constrained by any prior employment or consulting agreement or relationship.

13.    Miscellaneous.

(a)    Governing Law. This Agreement will be governed by the laws of the State of New Jersey (with the exception of its conflict of law provisions).

(b)    Assignment. This Agreement and all rights hereunder shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity; except that the Company may assign this Agreement to any of its affiliates or wholly-owned subsidiaries or to any successor-in-interest by virtue of a reorganization, merger or other form of business combination, provided, that such assignment will not relieve the Company of its obligations hereunder. Any attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

(c)    Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: General Counsel

Cornerstone OnDemand, Inc.,

1601 Cloverfield Blvd., Suite 620

Santa Monica, CA 90404

If to Executive:

at the last residential address known by the Company

(d)    Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(e)    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

(f)    Integration. This Agreement, along with the documents incorporated by reference herein, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including but not limited to the Prior Agreement and the Employment Agreement, dated June 5, 2015, between Executive and Saba Software, Inc. (the “2015 Agreement”) (except as otherwise specifically provided herein); provided, however, Executive remains bound by the restrictive covenants only as those covenants relate to the period of Executive’s employment or service with Saba Software, Inc. prior to the Effective Date and nothing in this Agreement shall affect or supersede the intellectual property and non-disclosure obligations set forth in Section 6 of the 2015 Agreement, which will continue in effect following the Effective Date as it relates to Executive’s employment or service with Saba Software, Inc. prior to the Effective Date. In consideration of this offer of employment and the compensation and benefits being provided to Executive hereunder, Executive further acknowledges and agree that his acceptance of the offer set forth in this Agreement, and the terms and conditions of Executive’s employment herein, shall neither constitute a termination without “Cause,” a constructive termination, or constitute a good reason for Executive’s resignation or any other such triggering event pursuant to the Prior Agreement, the CoC Agreement, the 2015 Agreement or otherwise, and Executive is not entitled to and will not receive any severance, equity vesting acceleration, or other similar benefits other than as expressly set forth in the CoC Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by the Company and Executive.

(g)    Arbitration. Any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this agreement or the Confidentiality Agreement, will be settled by arbitration pursuant to the arbitration provisions set forth in the Dispute Resolution Agreement, which was entered into as of March 13, 2020, by and between the Company and Executive (the “Dispute Resolution Agreement”), which agreement is incorporated herein by reference.

(h)    Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

(i)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(j)    Counterparts. This Agreement may be executed manually or electronically in counterparts, PDF or facsimile, each an original and each having the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:

Cornerstone OnDemand, Inc.

By:
/s/ Elisa A. Steele
Elisa A. Steele, Chair of the Board

EXECUTIVE:

/s/ Phil Saunders
Phil Saunders